EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-) pertaining to the International Speedway Corporation 2017 Long Term Incentive Plan of our reports dated January 27, 2017, with respect to the consolidated financial statements and schedule of International Speedway Corporation and the effectiveness of internal control over financial reporting of International Speedway Corporation included in its Annual Report (Form 10-K) for the year ended November 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida
October 10, 2017